Exhibit 99.1

Tandy Brands Accessories, Inc.	Halliburton Investor Relations
Rod McGeachy	Hala Elsherbini
President and Chief Executive Officer	Senior Vice President
214-519-5200	972-458-8000
Tandy Brands Reports Fiscal 2011 Third Quarter Earnings Results
•	Quarterly net sales increased 3 percent to $28.4 million

•	Signed new licensing agreement with Bone Collector®
Dallas, Texas (May 11, 2011) — Tandy Brands Accessories, Inc. (Nasdaq: TBAC) today reported its financial results for the third fiscal quarter ended March 31, 2011.
Net sales for the quarter were $28.4 million, up 3 percent, compared to $27.7 million in the same period last year. The increase was due to higher accessories segment sales, primarily from new men’s belt assortments shipped to a major customer as a result of additional retail space procured during the current fiscal year.
Third quarter 2011 gross margin percentage was 31.1 percent, compared to 38.5 percent in the 2010 third quarter. The decline was attributable to lower sales of previously written-down inventory, higher inventory write-offs, a higher mix of private label and close-out sales, and higher freight costs. Sales of previously written-down inventory and inventory write-offs, which were the key drivers, reduced gross margin percentage by 130 and 430 basis points, respectively, from the prior-year period.
“We are pleased to see top-line progress due to our strategic efforts to protect market share and further solidify our retail relationships,” said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. “In addition to these measures, our SKU simplification initiatives should enable us to improve margins and focus on core product categories that deliver profitable growth in the future.”
Total selling, general and administrative (SG&A) expense declined $0.3 million to $10.9 million from $11.2 million reported in the year-ago quarter. The decline was attributable to lower compensation and facilities costs, partially offset by higher royalties and bad debt provisions.

For the 2011 third quarter, the Company reported an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) loss of $1.4 million, compared to a loss of $0.7 million in the prior year. The increased loss was due to a decline in gross margin percentage, which was partially offset by savings in SG&A expenses. The Company reported an adjusted net loss of $2.4 million, compared to an adjusted net loss of $1.6 million in the year-ago quarter. The Company’s fiscal 2011 third quarter net loss was $3.1 million, or a loss of $0.44 per diluted share, compared to a net loss of $3.3 million, or a loss of $0.48 per diluted share, in the year-ago third quarter. The prior-year period included restructuring charges of $1.2 million related to facilities closure and distribution consolidation and a $0.6 million charge resulting from increased earn-out payments on the Chambers Belt Company acquisition. The current-year period included $0.7 million of bad debt provisions and severance costs.
Nine-Month Results
Net sales for the nine-month period ended March 31, 2011 were $100.5 million, a decrease of $12.7 million, compared to net sales of $113.2 million reported in the same period last year. The 11 percent decline resulted from reduced belt assortments, lower levels of replenishment orders and one-time returns and sales concessions made to protect market share. The sales decline was partially offset by an increase in sales by the Company’s Canadian subsidiary and gifts segment sales due to better sell-through rates and a decrease in holiday season returns.
Gross margin as a percentage of sales was 33.1 percent, compared to 37.3 percent in the 2010 nine-month period. The decline was attributable to lower sales of previously written-down inventory, a higher mix of private label sales, write-offs associated with expected inventory returns and higher freight costs. Sales of previously written-down inventory and inventory write-offs, which were the key drivers, reduced gross margin percentage by 220 and 90 basis points, respectively, from the prior-year period.
Total SG&A expenses improved $2.8 million to $35.4 million for the nine-month period, primarily due to decreases in compensation costs, facilities costs and advertising and professional services, offset partially by higher bad debt provisions.
The Company’s adjusted EBITDA loss of $1.3 million, a decline of $5.4 million from the prior year adjusted EBITDA of $4.1 million, was largely due to lower net sales and a decline in gross margin percentage, partially offset by savings in SG&A expenses. The Company reported an adjusted net loss of $4.3 million for the nine-month period, compared to adjusted net income of $1.0 million in the prior-year period. Current nine-month net loss was $5.0 million, or a loss of $0.72 per diluted share, compared to net income of $4.6 million, or $0.65 per diluted share, in the comparable year-ago period. The fiscal 2010 results included a tax benefit of $4.4 million, a bargain purchase gain of $1.4 million associated with the acquisition of certain assets of the Chambers Belt Company and restructuring charges related to fiscal 2010 facilities closure and distribution consolidation of $1.4 million.
New License
The Company recently executed a two-year licensing agreement with Michael Waddell’s Bone Collector®, a highly recognized television show, exclusively featured on the Outdoor Channel®. The Company will design, market and distribute products in its belts, small leather goods and other accessories categories, embracing the brand’s hunter heritage. The Company expects to see incremental impact in these categories in calendar year 2011, especially during the 2011 holiday season.

“We are excited with the momentum of new licensing wins, evidenced by the recently signed agreement with Bone Collector, which has strong equity among its target consumers,” said Rod McGeachy. “This new license agreement expands our distribution reach, our portfolio of top-tier brands and further diversifies our retail partnerships.”
Under the terms of the agreement, Tandy Brands will have rights in a number of products, including belts, suspenders, wallets and hunting accessories. In addition to distribution through the Outdoor Channel®, the Company expects to drive incremental distribution in a number of outdoor specialty retailers, outdoor clubs and mid-tier retailers.
Financial Position
At the end of the third quarter, the Company had $30.6 million in working capital, including $18.9 million of receivables, $35.8 million of inventories, and borrowings of $19.9 million. At March 31, 2011, $2.1 million of borrowing capacity was available under the Company’s U.S. credit facility.
Inventories declined $2.6 million from the second quarter ended December 31, 2010, primarily due to the launch of new men’s belt assortments with a major customer. Inventories increased $6.7 million, or 23 percent, from the third quarter ended March 31, 2010, primarily due to investments in inventory to meet future sales growth.
Additionally, effective March 31, 2011, the Company amended its $27.5 million credit facility with Comerica Bank to adjust the tangible net worth covenant, modify the pricing and timing of payments, and to increase the borrowing base.
Outlook
“While it has been a challenging year thus far, we continue to execute our key strategic initiatives, building a platform for long-term sustainable growth and profitability,” said Mr. McGeachy. “We are keenly focused on keeping inventories clean, flexing our cost structure as necessary, rationalizing and refreshing product categories, diversifying channel distribution and proactively pursuing new licensing agreements to drive top-line growth and bottom-line profitability. For fiscal 2011, we expect net sales to be down in the low double-digit range, gross margins to be between 32 and 32.5 percent, and SG&A expenses to be between $44 and $46 million.”
Conference Call
Tandy Brands has scheduled a conference call for 5:00 p.m. Eastern Time (4:00 p.m. Central) on May 12 to discuss the third quarter results. To participate in the teleconference, investors should dial 877-317-6789 a few minutes before the start time and reference the Tandy Brands conference call. International callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the investor relations section of the Company’s Web site, www.tandybrands.com.

A replay of the call will be available through May 20, 2011 and can be accessed by dialing 877-344-7529 and entering confirmation code 450690. International callers may dial 1-412-317-0088.
About Tandy Brands
Tandy Brands is a leading designer and marketer of branded men’s, women’s and children’s accessories, including belts, gifts, small leather goods, eyewear, neckwear, and sporting goods. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company’s product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, the Company’s ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2011	2010	2011	2010
Net sales	$28,406	$27,687	$100,541	$113,235
Cost of goods sold	19,560	17,030	67,251	71,035

Gross margin	8,846	10,657	33,290	42,200
Selling, general and administrative expenses	10,912	11,189	35,369	38,187
Depreciation and amortization	646	665	1,937	2,045
Acquisition related costs	—	619	50	908
Restructuring charges	—	1,187	—	1,417

Total operating expenses	11,558	13,660	37,356	42,557

Operating loss	(2,712)	(3,003)	(4,066)	(357)
Interest expense	(209)	(178)	(680)	(864)
Other income	1	73	156	456
Acquisition bargain purchase gain	—	—	—	1,379

Income (loss) before income taxes	(2,920)	(3,108)	(4,590)	614
Income tax expense (benefit)	155	220	452	(3,970)

Net income (loss)	$(3,075)	$(3,328)	$(5,042)	$4,584

Income (loss) per common share	$(0.44)	$(0.48)	$(0.72)	$0.66
Income (loss) per common share assuming dilution	$(0.44)	$(0.48)	$(0.72)	$0.65
Common shares outstanding	6,972	6,931	6,970	6,931
Common shares outstanding assuming dilution	6,972	6,931	6,970	7,097

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	March 31	June 30
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$283	$830
Restricted cash	1,443	1,333
Accounts receivable	18,886	18,630
Inventories	35,781	31,371
Other current assets	3,596	8,114

Total current assets	59,989	60,278

Property and equipment, net	6,753	8,658

Other assets:
Intangible assets	5,152	5,717
Other assets	781	879

Total other assets	5,933	6,596

	$72,675	$75,532

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$5,986	$13,497
Accrued compensation	1,697	3,202
Accrued expenses	1,740	1,795
Note payable	19,942	9,425

Total current liabilities	29,365	27,919

Other liabilities	4,084	3,793

Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 6,972 shares and 6,933 shares issued and outstanding, respectively	6,972	6,933
Additional paid-in capital	34,193	34,172
Retained earnings (deficit)	(3,884)	1,158
Other comprehensive income	1,945	1,557

Total stockholders’ equity	39,226	43,820

	$72,675	$75,532

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)
Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition-related and one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company’s performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles (“GAAP”). The following table reconciles our GAAP net income (loss) to the adjusted EBITDA disclosures.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2011	2010	2011	2010
Net income (loss)	$(3,075)	$(3,328)	$(5,042)	$4,584
Income taxes	155	220	452	(3,970)
Interest expense	209	178	680	864
Depreciation and amortization	646	665	1,937	2,045
Acquisition bargain purchase gain	—	—	—	(1,379)
Acquisition related costs	—	619	50	908
Bad debt expense	295	(150)	324	71
Other income	(1)	(73)	(156)	(456)
Severances and other restructuring costs	411	1,187	411	1,417

Adjusted EBITDA (loss)	$(1,360)	$(682)	$(1,344)	$4,084

We have provided our adjusted net income (loss) disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net income (loss) to the adjusted net income (loss) disclosure.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2011	2010	2011	2010
Net income (loss)	$(3,075)	$(3,328)	$(5,042)	$4,584
Net operating loss carrybacks	—	—	—	(4,439)
Property sale gain	—	—	(52)	(339)
Acquisition bargain purchase gain	—	—	—	(1,379)
Acquisition related costs	—	619	50	908
Severances and other restructuring costs	411	1,187	411	1,417
Bad debt expense	295	(150)	324	71
Acquisition deferred income taxes	—	60	—	203

Adjusted net income (loss)	$(2,369)	$(1,612)	$(4,309)	$1,026

Common shares outstanding assuming dilution	6,972	6,931	6,970	7,097
Adjusted net income (loss) per common share assuming dilution	($0.34)	($0.23)	($0.62)	$0.14